Exhibit 99.2

EBITDA, Adjusted EBITDA and further adjusted EBITDA:

	Year Ended December 31, (unaudited)		Six Months Ended June 30, (unaudited)		Twelve Months Ended June 30, (unaudited)
(in millions)	2022	2023	2023	2024	2024
Net Income	$86.7	$122.9	$57.2	$83.0	$148.7
Interest expense	32.5	32.1	16.1	16.2	32.2
Interest income	(10.8)	(31.9)	(16.4)	(10.4)	(25.9)
Income tax expense (benefit)	0.2	(3.4)	(6.9)	(0.4)	3.1
Depreciation and amortization expense	149.1	214.6	97.6	135.8	252.8

EBITDA	257.7	334.3	147.6	224.2	410.9
Acquisition, restructuring and integration costs(a)	28.2	28.3	10.1	17.7	35.9
Revaluation of contingent liabilities(b)	(36.6)	23.1	12.6	2.4	12.9
Impairment of intangible assets(c)	—	18.6	—	—	18.6
Unrealized gain on investments in securities(d)	(15.1)	(12.2)	(8.9)	(10.8)	(14.1)
Change in TRA liability(e)	1.7	3.4	1.3	4.8	6.9
Equity-based compensation(f)	50.4	59.1	34.9	37.7	61.9
Foreign exchange and other nonrecurring items(g)	3.4	5.3	1.7	8.1	11.7

Adjusted EBITDA	$289.7	$459.9	$199.3	$284.1	$544.7
Adjustments for acquisitions(h)					17.0
Adjustments for cost synergies realized in acquisitions(h)					28.0

Further adjusted EBITDA					$589.7

(a)

Consists primarily of adjustments to contingent liabilities, one-time professional fees, restructuring expenses, and deferred compensation arrangements. For the year ended December 31, 2023, primarily consisted of $23.2 million of acquisition-related costs and $4.6 million of restructuring costs. For the year ended December 31, 2022, primarily consisted of $23.7 million of acquisition-related costs. For the six months ended June 30, 2024, primarily consisted of $9.0 million of restructuring costs and $8.7 million of acquisition-related costs. For the six months ended June 30, 2023, primarily consisted of $5.8 million of acquisition-related costs and $4.2 million of restructuring costs.

(b)	Consisted of fair value adjustments to contingent liabilities arising from acquisitions.

(c)

The non-cash impairment of intangible assets was $18.6 million for the year ended December 31, 2023. During the fourth quarter of 2023, in conjunction with the acquisition of Finaro, we ceased development on several in-process software development projects. It was determined that the intellectual property obtained in the Finaro transaction was better suited for the objectives of these projects.

(d)	Represents adjustments to the fair value of investments in non-marketable securities.

(e)	Represents adjustments to the TRA Liability.

(f)

Represents the equity-based compensation expense for restricted stock units that vest ratably over time and are not subject to continued service, as well as the restricted stock units that vest ratably over time and are subject to continued employment.

(g)

For the year ended December 31, 2023, primarily consisted of $4.0 million of unrealized foreign exchange losses and $1.9 million of legal and professional expenses for non-routine matters. For the year ended December 31, 2022, primarily consisted of $1.1 million of costs associated with an internal processing system disruption that required technical remediation, in addition to numerous other items. For the six months ended June 30, 2024, primarily consists of $9.9 million of nonrecurring items, partially offset by $1.8 million of foreign exchange gains. For the six months ended June 30, 2023, primarily consists of $1.5 million of professional and legal expenses associated with one-time matters.

(h)

Represents the incremental adjusted EBITDA contribution from the acquired companies and certain cost savings as a result of specified actions related to acquired companies as if such acquisitions and cost savings actions had taken place at the beginning of the last twelve months ended June 30, 2024.